Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS SECOND QUARTER 2008 RESULTS

Strong Quarterly Performance Reflects International Expansion, New Product Additions and Specialty

Product Strength

Newport Beach, CA – August 7, 2008 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the second quarter and six month period ended June 30, 2008.

Fiscal 2008 Second Quarter Financial Highlights – versus Fiscal 2007 Second Quarter

•	Net sales increased 16% to $57.9 million.

•	Net income grew 21% to $4.3 million.

•	Earnings per diluted share increased 23% to $0.16.

Fiscal 2008 First Half Financial Highlights – versus Fiscal 2007 First Half

•	Net sales increased by 9% to $98.8 million.

•	Net income improved by 6% to $6.1 million.

•	Earnings per diluted share were $0.22, versus $0.21.

Eric Wintemute, President and CEO of American Vanguard, stated: “We are very pleased with the strong second quarter performance, which reflects strength in our international business, the benefits of recent product acquisitions and the expansion of our non-crop specialty products segment. Sales in most major agricultural end-uses met expected levels, and our initiatives to gain larger positions in some of our key markets are progressing. Results continue to be influenced by rising raw material costs, utility rates and fuel costs. We continue to address these cost increases by focusing on internal cost savings, efficiency improvements and where necessary, raising product prices to maintain appropriate profit margins.”

Among the most important performance highlights:

•	Solid continuing sales of our soil fumigant products, and a good performance of our recently acquired fungicides and insecticides, contributed to a strong quarterly sales performance for the Company.

•

Our international sales continued to grow in the second quarter with substantial sales gains in Mexico. Central and South America offer excellent opportunities for us, and we are establishing a physical presence in Costa Rica to support regional growth for the future.

•

Our non-crop specialty products sales grew strongly during the second quarter, due to the seasonal placement of our mosquito adulticide product line and further penetration of the turf and ornamental market segment.

•	Sales of our main cotton protection products exceeded the prior year’s sales, although full-year sales will likely remain soft due to reduced forecast cotton acreage.

•

After achieving higher than expected sales of our corn herbicide Impact® in the first quarter, demand fell short of our internal expectations in the second quarter. Nevertheless, we continue to witness superior in-field performance and increasing grower recognition of this product.

Mr. Wintemute concluded, “We remain optimistic about our prospects for the balance of 2008 and for the 2009 North American spring planting season. Over the next several quarters, we expect to further strengthen our international presence in existing markets and expand into new markets; achieve improved acceptance of our herbicide and insecticide offerings in corn; experience solid demand in most of our primary end-use crop markets; and introduce new products in our non-crop segment for professional pest management. We will be taking initiatives to better exploit our North American manufacturing capability, producing products that are complex to manufacture and in which we have a demonstrated track record.”

Conference Call

Eric Wintemute, President and CEO and David T. Johnson, CFO, will conduct a conference call focusing on the financial results at 12:00 pm EDT / 9:00 am PDT on Thursday, August 7, 2008. Interested parties may participate in the call by dialing 706-679-3155 – please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 58383862). The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati
williamk@amvac-chemical.com		Lcati@equityny.com
(212) 836-9611

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(Unaudited)

	For the three months ended June 30		For the six months ended June 30
	2008	2007	2008	2007
Net sales	$57,908	$50,028	$98,842	$90,934
Cost of sales	34,296	27,801	57,494	50,290

Gross profit	23,612	22,227	41,348	40,644
Operating expenses	15,436	14,477	29,382	27,476

Operating income	8,176	7,750	11,966	13,168
Interest expense	1,232	1,808	2,247	3,703
Interest income	(75)	(28)	(75)	(33)
Interest capitalized	(58)	(14)	(108)	(30)

Income before income taxes	7,077	5,984	9,902	9,528
Income tax expense	2,735	2,393	3,827	3,811

Net income	$4,342	$3,591	$6,075	$5,717

Earnings per common share—basic	$.16	$.14	$.23	$.22

Earnings per common share—assuming dilution	$.16	$.13	$.22	$.21

Weighted average shares outstanding—basic	26,533	26,270	26,499	26,217

Weighted average shares outstanding—assuming dilution	27,474	27,298	27,470	27,309

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS

	June 30, 2008	Dec. 31, 2007
	(Unaudited)	(Note)
Current assets:
Cash and cash equivalents	$4,741	$3,201
Receivables:
Trade	51,801	55,925
Other	971	645

	52,772	56,570

Inventories	90,708	63,455
Prepaid expenses	4,593	2,214

Total current assets	152,814	125,440
Property, plant and equipment, net	39,693	36,330
Land held for development	211	211
Intangible assets	93,781	85,318
Other assets	1,653	1,282

	$288,152	$248,581

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30, 2008	Dec. 31, 2007
	(Unaudited)	(Note)
Current liabilities:
Current installments of long-term debt	$4,656	$4,106
Accounts payable	16,160	13,796
Accrued program costs	26,073	24,191
Accrued expenses and other payables	4,956	6,355
Income taxes payable	4,454	1,848

Total current liabilities	56,299	50,296
Long-term debt, excluding current installments	83,302	56,155
Deferred income taxes	2,391	2,391

Total liabilities	141,992	108,842

Commitments and contingent liabilities
Stockholders’ Equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 28,821,955 shares at June 30, 2008 and 28,650,829 shares at December 31, 2007	2,882	2,865
Additional paid-in capital	37,822	36,551
Accumulated other comprehensive income	445	64
Retained earnings	107,756	103,004

	148,905	142,484
Less treasury stock, at cost, 2,226,796 shares at June 30, 2008 and December 31, 2007	(2,745)	(2,745)

Total stockholders’ equity	146,160	139,739

	$288,152	$248,581

Note: The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date.

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

For The Six Months Ended June 30, 2008 and 2007

(Unaudited)

Increase (decrease) in cash	2008	2007
Cash flows from operating activities:
Net income	$6,075	$5,717
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,694	4,696
Stock-based compensation expense related to stock options and employee stock purchases	395	298
Changes in assets and liabilities associated with operations:
Decrease in receivables	3,798	28,113
Increase in inventories	(27,253)	(2,430)
Increase in prepaid expenses and other assets	(2,451)	(702)
Increase (decrease) in accounts payable	2,364	(3,576)
Increase in other current liabilities	3,089	5,812

Net cash (used in) provided by operating activities	(8,289)	37,928

Cash flows from investing activities:
Capital expenditures	(6,645)	(1,295)
Acquisitions of intangible assets	(9,048)	(1,875)
Net decrease in other non-current assets		72

Net cash used in investing activities	(15,693)	(3,098)

Cash flows from financing activities:
Net borrowings under line of credit agreement	28,000	(30,500)
Principal payments on long-term debt	(2,053)	(2,053)
Proceeds from the issuance of common stock (private equity placement, exercise of stock options and sale of stock under ESPP)	893	1,249
Payment of cash dividends	(1,323)	(1,047)
Net cash provided by (used in) financing activities	25,517	(32,351)

Net increase in cash	1,535	2,479
Cash and cash equivalents at beginning of year	3,201	1,844
Effect of exchange rate changes on cash	5	133

Cash and cash equivalents as of June 30	$4,741	$4,456

Supplemental schedule of non-cash investing and financial activities:

On March 10, 2008, the Company announced that the Board of Directors declared a cash dividend of $0.05 per share. The dividend was distributed on April 15, 2008, to stockholders of record at the close of business on March 31, 2008. Cash dividends paid April 15, 2008 totaled approximately $1,323,000.

On March 13, 2007, the Board of Directors declared a cash dividend of $0.04 per share. The dividend was distributed on April 13, 2007 to stockholders of record at the close of business on March 30, 2007. Cash dividends paid April 13, 2007 totaled $1,047,000.

During the six months ended June 30, 2008, the Company completed the purchase of certain assets which totaled $2,350,000 of which $600,000 was paid in cash during the period. The balance of $1,750,000 is due at various times through May 2012.